Exhibit (a)(5)(E)

Danaher Extends Cash Tender Offer for Beckman Coulter

Washington, D.C. March 22, 2011 – Danaher Corporation (NYSE:DHR) announced today that its previously announced tender offer to acquire all of the outstanding shares of Beckman Coulter, Inc. (NYSE: BEC) for $83.50 per share in cash ("the Offer") has been extended and will now expire at 12:00 midnight, New York City time, at the end of April 27, 2011, unless further extended. All other terms and conditions of the Offer remain unchanged, and Danaher anticipates completing the acquisition in the second quarter of 2011.

The transaction is subject to the satisfaction of customary closing conditions, including receipt of remaining applicable regulatory approvals. As previously announced on March 9, 2011, the parties received early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended).  Danaher is in the process of seeking similar clearances under antitrust and competition laws of other jurisdictions.  As of 4:00 p.m., New York City time, on March 22, 2011, approximately 28,085,631 shares of Beckman Coulter common stock had been validly tendered into and not withdrawn from the Offer.

About Danaher

Danaher Corporation is a diversified technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers.  Its portfolio of premier brands is among the most highly recognized in each of the markets it serves.  Driven by a foundation provided by the Danaher Business System, Danaher’s 48,000 associates serve customers in more than 125 countries and generated $13.2 billion of revenue in 2010. For more information please visit Danaher’s website: www.danaher.com.

Notice to Investors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer is being made pursuant to a tender offer statement on Schedule TO filed by Danaher with the SEC on February 15, 2011, as amended through the date of this release.  Beckman Coulter has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer on February 15, 2011, as amended through the date of this release.  The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before making any decision to tender securities in the tender offer.  Beckman Coulter stockholders may obtain a free copy of these materials (and all other tender offer documents filed with the SEC) on the SEC’s website: www.sec.gov.  The Schedule TO (including the offer to purchase and related materials) and the Schedule 14D-9 (including the solicitation/recommendation statement) may also be obtained for free by contacting Okapi Partners LLC, the information agent for the tender offer, at (877) 274-8654.

Forward Looking Statements

Statements in this release that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for receiving regulatory approvals and completing the transaction, and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Danaher and Beckman Coulter operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; and Beckman Coulter’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s SEC filings, including Danaher’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as Beckman Coulter’s SEC filings, including Beckman Coulter’s Annual Report on Form 10-K for the year ended December 31, 2010. These forward-looking statements speak only as of the date of this release and neither Danaher nor Beckman Coulter assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Contact

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037

Telephone: (202) 828-0850

Fax: (202) 419-7676